Exhibit 10.43

IDENTIVE GROUP, INC.

RESTRICTED STOCK UNIT INCENTIVE AGREEMENT

THIS RESTRICTED STOCK UNIT INCENTIVE AGREEMENT (this “Agreement”) is made and entered into by and between Identive Group, Inc., a Delaware corporation (the “Company”), and Jason Hart, an individual and employee of the Company (“Grantee”), as of the 13th day of March, 2014 (the “Grant Date”). The Restricted Stock Units granted to Grantee pursuant to this Agreement have not been granted under the Identive Group, Inc. 2011 Incentive Compensation Plan (the “Plan”), but shall be deemed subject to the terms and conditions of the Plan, except for Section 5 of the Plan to the same extent they would be had the Restricted Stock Units been granted under the Plan, except to the extent that this Agreement expressly provides to the contrary. Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Plan.

WHEREAS, as an inducement to the Grantee to accept employment with the Company and to enter into an Executive Employment Agreement (Employment Agreement) as Chief Executive Officer of the Company, the Company desires to grant Restricted Stock Units to Grantee, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s success and growth; and

WHEREAS, Grantee desires to be the holder of Restricted Stock Units subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Grant of Restricted Stock Units. Subject to the terms and conditions of this Agreement, the Company hereby grants to Grantee 500,000 Restricted Stock Units (the “Units”). Subject to Section 3 hereof, each Unit shall initially represent one share of the Company’s Common Stock (“Share”). Each Unit represents an unsecured promise of the Company to deliver one Share to the Grantee pursuant to the terms and conditions of the Plan and this Agreement. As a holder of Units, the Grantee has the rights of a general unsecured creditor of the Company until the Units are converted to Shares upon vesting and transferred to Grantee, as set forth herein.

2. Transfer Restrictions. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Units granted hereunder, except as provided under the Plan. Any purported Transfer of Units in breach of this Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title in the purported transferee.

3. Vesting of Units and Delivery of Shares.

(a) Vesting Dates. Grantee shall vest in the Units granted hereunder in accordance as follows: 25% of the Units shall vest on March 13, 2015, with remaining Units vesting over three years in 12 equal installments upon completion of each additional three full months of the Grantee’s service (each, a “Vesting Date”), provided that the Grantee is still an Employee and has continuously been an Employee from the Grant Date through each Vesting Date.

(b) Settlement of Shares. Within sixty (60) days after any Units become vested, the Company shall deliver to Grantee the number of Shares for the vested Units and such Units shall expire when exchanged for such Shares. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such Shares) shall be determined by the Company. In all cases, the delivery of Shares under this Award is intended to comply with Treasury Regulation 1.409A-1(b)(4) and shall be construed and administered in such a manner. All Shares delivered to or on behalf of Grantee in exchange for vested Units shall be subject to any further transfer or other restrictions as may be required by securities law or other applicable law as determined by the Company.

(c) Dividends and Splits. If the Company (i) declares a stock dividend or makes a distribution on its Shares, (ii) subdivides or reclassifies outstanding Shares into a greater number of Shares, or (iii) combines or reclassifies outstanding Shares into a smaller number of Shares, then the number of Units granted under this Agreement shall be proportionately increased or reduced, as applicable, so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder. The determination of the Committee regarding such adjustments shall be binding.

4. Grantee’s Representations. Notwithstanding any provision hereof to the contrary, the Grantee hereby agrees and represents that Grantee will not acquire any Shares, and that the Company will not be obligated to issue any Shares to the Grantee hereunder, if the issuance of such Shares constitutes a violation by the Grantee or the Company of any law or regulation of any governmental authority.

Any determination in this regard that is made by the Committee, in good faith, shall be final and binding. The rights and obligations of the Company and the Grantee are subject to all applicable laws and regulations.

5. Tax Withholding. To the extent that the receipt of Shares hereunder results in compensation income to Grantee for federal, state or local income tax purposes, Grantee shall deliver to Company at such time the sum that the Company requires to meet its tax withholding obligations under applicable law or regulation, and, if Grantee fails to do so, Company is authorized to (a) withhold from any cash or other remuneration (including any Shares), then or thereafter payable to Grantee, any tax required to be withheld; or (b) require the Granted to sell such number of Shares as is appropriate to satisfy such tax withholding requirements and to assign the proceeds of such sale to the Company before transferring the resulting net number of Shares to Grantee in satisfaction of its obligations under this Agreement.

6. Independent Legal and Tax Advice. The Grantee acknowledges that (a) the Company is not providing any legal or tax advice to Grantee and (b) the Company has advised the Grantee to obtain independent legal and tax advice regarding this Agreement and any payment hereunder.

7. No Rights in Shares. The Grantee shall have no rights as a stockholder in respect of any Shares, unless and until the Grantee becomes the record holder of such Shares on the Company’s records.

8. Conflicts with Plan, Correction of Errors, and Grantee’s Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such provisions shall be reconciled, or such discrepancy shall be resolved, by the Committee in the exercise of its discretion. In the event that, due to administrative error, this Agreement does not accurately reflect the Units properly granted to the Grantee, the Committee reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. All determinations and computations under this Agreement shall be made by the Committee (or its authorized delegate) in its discretion as exercised in good faith.

The award of Units is intended to comply with or be exempt from Section 409A of the Internal Revenue Code and any ambiguous provisions hereof shall be interpreted accordingly. Accordingly, Grantee consents to such amendment of this Agreement as the Committee may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available, to Grantee a copy of any such amendment.

9. Miscellaneous.

(a) No Fractional Shares. All provisions of this Agreement concern whole Shares. If the application of any provision hereunder would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share if it is less than 0.5 and rounded up to the next whole Share if it is 0.5 or more.

(b) Transferability of Units. The Units are transferable only to the extent permitted in accordance with the Plan at the time of transfer (i) by will or by the laws of descent and distribution, or (ii) by a domestic relations order in such form as is acceptable to the Company. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of the Grantee or any permitted transferee thereof.

(c) Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create any Employment relationship between Grantee and the Company for any time period. The Employment of Grantee with the Company shall be subject to termination to the same extent as if this Agreement did not exist.

(d) Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal in-hand delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its then current main corporate address, and to Grantee at the address indicated on the Company’s records, or at such other address and number as a party has last previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by courier or delivery service, or sent by certified or registered mail, return receipt requested.

(e) Amendment, Termination and Waiver. This Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Grantee and the Company (by action of the Committee or its delegate). Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(f) No Guarantee of Tax or Other Consequences. The Company makes no commitment or guarantee that any tax treatment will apply or be available to the Grantee or any other person. The Grantee has been advised, and provided with ample opportunity, to obtain independent legal and tax advice regarding this Agreement.

(g) Governing Law and Severability. This Agreement shall be governed by the laws of the State of California without regard to its conflicts of law provisions, except as preempted by controlling federal law. The invalidity of any provision of this Agreement shall not affect any other provision hereof or of the Plan, which shall remain in full force and effect.

(h) Successors and Assigns. This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and Grantee.

IN WITNESS WHEREOF, this Agreement is hereby approved and executed as of the date first written above.

IDENTIVE GROUP, INC.	Agreed and Accepted:

By:	Grantee:

Title:	Print Name: Jason Hart